SUPPLEMENTAL BENEFIT PLAN
                                       OF
                          HELIX TECHNOLOGY CORPORATION

                             Effective April 1, 1999


         Section 1. Purpose. This Supplemental Benefit Plan of Helix Technology Corporation (the "Supplemental Benefit Plan") provides for the payment of additional compensation to certain employees of Helix Technology Corporation (the "Company") to compensate them for benefits not payable to them under the Helix Technology Corporation Employees' Pension Plan (the "Pension Plan") due to limits on Pension Plan benefits imposed by the Internal Revenue Code of 1986 (the "Code").

         Section 2. Eligibility. A person is eligible for benefits under this Supplemental Benefit Plan if the person is an employee of the Company who is a participant in the Pension Plan and who has been designated by the Company's Board of Directors as a participant in this Supplemental Benefit Plan (a "Participant").

         Section 3. Supplemental Benefit. The benefit payable to a Participant under this Supplemental Benefit Plan (the "Supplemental Benefit") is the excess of (a) the benefit that would be payable to the Participant from the Pension Plan if the benefit under the Pension Plan were calculated without regard to the limitation on the amount of the benefit imposed by section 415(b) of the Code and the limitation on the amount of compensation that may be taken into account in calculating the benefit imposed by section 401(a)(17) of the Code over (b) the benefit actually payable from the Pension Plan. The Supplemental Benefit will be determined on a single life annuity basis. Actuarial equivalence under this Plan, including conversions to other permitted forms of benefits, will be based on the actuarial assumptions in the Pension Plan at the time the benefit begins to be paid from the Pension Plan.

         Section 4. Time and Manner of Payment. Subject to the other provisions of this Plan, the Company will pay the Supplemental Benefit to the Participant at the same time or times and in the same form or forms as the Participant's benefit is paid from the Pension Plan. All forms of benefit payable under the Supplemental Benefit Plan will be actuarilly equivalent.

         Section 5. Death. If the Participant dies before his or her entire benefit has been paid from this Supplemental Benefit Plan, any unpaid portion of the Supplemental Benefit will be paid to the same extent, at the same time or times, in the same form or forms, and to the same beneficiary or beneficiaries as a death benefit is paid to the Participant's beneficiary or beneficiaries under the Pension Plan.

         Section 6. Company's Right to Change Time or Manner of Payment. In the best interest of the financial integrity and administration of the Supplemental Benefit Plan, the Company may, at any time at or after occurrence of the event that causes a Participant's
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Supplemental  Benefit to begin to be paid,  shorten  the  period  over which the
Supplemental Benefit will be paid or change the form in which the Supplemental Benefit will be paid, provided that the changed period or form produces a benefit that is actuarially equivalent to the Supplemental Benefit payable at the time and in the form that the Participant's benefit is payable from the Pension Plan.

         Section 7. Unfunded Obligation; Trust. The obligations of the Company to make payments under this Plan will be unfunded, except that the Company may in its discretion arrange for a trust to hold assets that may be used to satisfy the Company's obligations under the Plan, but only if the establishment of such a trust will not cause Participants to have any rights under this Plan or the trust greater than the rights of general unsecured creditors of the company. Participants may not assign their rights under this Plan.

         Section 8. Separable Plan. To the extent that this Plan provides benefits in excess of the limit of section 415 of the Code, those benefits shall be a separable part of the Plan; and that separable part will be a separate plan that is an excess benefit plan within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974, as amended.

         Section 9. Administration. This Plan will be administered by the Human Resources and Compensation Committee of the Board of Directors (the "Administrator"). The Administrator is the named fiduciary of the Plan.

         Section 10. Effective Date; Amendment; Termination. This Plan is effective for benefits paid on or after April 1, 1999. the Plan may be terminated or amended in any respect by the Administrator, provided that no such termination or amendment may reduce the benefit payable to a Participant with respect to the benefit earned before the date of such termination or amendment. The Company's obligations under this Plan shall be binding upon any successor to substantially all the assets and business of the Company.

         Section 11. Governing Law. To the extent not governed by federal law, this Plan will be construed, enforced, and administered in accordance with the laws of the Commonwealth of Massachusetts.

         By signing this document, a duly authorized officer of the Company has acknowledged adoption of this Plan by the Company.

                                                   HELIX TECHNOLOGY CORPORATION


                                                   By    /s/Michael El-Hillow
                                                         ---------------------
                                                         Michael El-Hillow
                                                         Senior Vice President